THIS CONVERTIBLE PROMISSORY NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. NO SALE OR DISPOSITION MAY BE EFFECTED EXCEPT IN COMPLIANCE WITH RULE 144 UNDER SAID ACT OR AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL FOR THE HOLDER, SATISFACTORY TO THE COMPANY, THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE ACT OR RECEIPT OF A NO-ACTION LETTER FROM THE SECURITIES AND EXCHANGE COMMISSION.

CONVERTIBLE PROMISSORY NOTE

$40,000.00                                                                                                                                       Date of Note: December 4, 2009

FOR VALUE RECEIVED, Dongguan Chditn Printing Co., Ltd., a corporation organized under the laws of the Peoples’ Republic of China (“Payor”) promises to pay to the order of Linear Capital Partners, LLC, or its assigns (“Holder”) the principal sum of FORTY THOUSAND AND NO/00 ($40,000) DOLLARS plus interest of $3,200, or approximately 8% interest per annum. Interest shall commence with the date hereof and shall continue on the outstanding principal until paid in full.  The obligations of this Note are due in full on December 4, 2010 (the “Maturity Date”).

1.       Repayment.  All payments of interest and principal shall be in lawful money of the United States of America. All payments shall be applied first to accrued interest and thereafter to principal. Payor may prepay this Note at any time without penalty.

2.       Place of Payment. All amounts payable hereunder shall be payable to Holder at the address it specifies to Payor in writing.

3.       Conversion.

(a)           Automatic Conversion. All amounts of principal unpaid hereunder shall automatically be converted into shares of common stock, $0.001 par value, of the Payor’s parent company, Décor Products International, Inc. (F/K/A Murals by Maurice, Inc.) (“Stock”) at the then effective Conversion Rate (as defined herein) upon the sale of all or substantially all, of the assets of the Payor, or the merger, consolidation or liquidation of Payor where the Payor is not in control of the merged, consolidated or liquidated entity or other change in control of the Payor (except for mergers such as those used to effect changes in the state of incorporation or a conversion of the Payor to another legal entity) (any such event, a “Change in Control”) where the valuation of the cash, securities and/or other consideration received by the Payor or its stockholders in such transaction exceeds $30,000,000.00.  Immediately upon such conversion, Holder shall surrender this Note at the offices of Payor against delivery of that number of shares of Stock of Payor equal to the quotient of (x) the outstanding principal balance due and owing under this Note on the Conversion Date, divided by (y) the Conversion Rate.

(b)           Optional Conversion by Holder. All or any portion of the principal amount due and owing under this Note may be converted at the option of Holder into fully paid and non-assessable shares of Stock of Décor Products International, Inc. at any time prior to the Maturity Date upon three (3) days written notice. No optional conversion may be made if Holder is aware of, or if Payor notified Holder within 30 days of its conversion election, any event which would require a conversion under section 3(a) above.

(c)           Number of Shares of Stock Converted and Conversion Rate. Upon any conversion of all or any portion of the Note contemplated in sections 3(a) or (b) above, the principal amount designated by Holder shall be converted into that number of shares of Stock determined by dividing (i) the principal amount so elected to be converted by Holder, by the (ii) then applicable Conversion Rate. If the conversion is pursuant to section 3(b) and is prior to the Maturity Date, all accrued interest will continue to accrue; if the conversion is on the Maturity Date, then clause (i) of this section will include all accrued interest. If a partial conversion by Holder occurs, Holder shall surrender this Note at the offices of Payor in exchange for a new Note providing for the payment on the Maturity Date of all remaining principal and accrued interest due and owing subsequent to the optional conversion. As used herein, the term “Conversion Rate” shall mean one dollar ($1.00) per share.  At such time as such conversion has been effected, the rights of the holder of this Note will cease with respect to the principal (and interest if applicable) converted.

(d)           Adjustments to Conversion Rate for Certain Events. The Conversion Rate shall be subject to adjustment if the number of outstanding shares of Stock of Payor is increased by a stock dividend, split-up or by a subdivision of equity of Payor, then, the Conversion Rate shall be appropriately decreased so that the number of shares of Units issuable on conversion of this Note shall be increased in proportion to such increase of outstanding shares of Stock.

(e)           Fractional Shares. No fractional shares shall be issued upon the conversion of this Note. In lieu of issuing any fractional shares, Payor shall pay to the Holder in cash any remainder resulting after the number of whole shares is determined as a result of the conversion.

4.       Use of Proceeds. This Note represents the debt owed to Holder for unpaid consulting fees.

5.       Due Authorization. The Payor has the full power and authority to execute and deliver this Note and to consummate the transactions contemplated on its part hereby and thereby. The execution, delivery (or filing or adoption, as the case may be), and performance by the Payor of this Note have been duly authorized. This Note is a valid and binding agreement of the Payor, enforceable against the Payor in accordance with its terms, except as limited by bankruptcy, insolvency and other laws affecting the enforcement of creditors’ rights generally and by equitable principles in any action (legal or equitable) and by public policy.

6.       Waiver. Payor waives presentment and demand for payment, notice of dishonor, protest and notice of protest of this Note, and shall pay all costs of collection when incurred, including, without limitation, reasonable attorneys’ fees, costs and other expenses.

7.       Attorney’s Fees. If Payor defaults in the payment of principal or interest due on this Note, Holder shall be entitled to receive and Payor agrees to pay all reasonable costs of collection incurred by Holder, including, without limitation, reasonable attorney’s fees for consultation and suit.

8.       Governing Law. This Note shall be governed by, and construed and enforced in accordance with, the laws of the State of Florida, excluding conflict of laws principles that would cause the application of laws of any other jurisdiction. Any action brought to enforce or interpret this Note shall be brought in the courts located in Broward County, Florida.

9.       Successors and Assigns. The provisions of this Note shall inure to the benefit of and be binding on any successors of Payor and shall extend to any holder hereof. Holder may assign this Note (or any proceeds therefrom).

10.  No Security or Guaranty.  This Note is meant to be an unsecured obligation of Payor and is not meant to be guaranteed by any third party.

11. Event of Default. Each payor, endorser, and guarantor waives demand, notice of nonpayment and demand. If any payment due is not made and remains unpaid for TEN (10) DAYS, it is in default hereof.  Any such payment in default shall bear interest at 18% per annum.  Should any payment not be made when due, there shall also be a late charge equal to 5% of the amount of the installment of principal or interest which is paid after the due date.  In the event of default hereunder, the entire unpaid balance hereof shall, at the option of the holder, become due and payable upon demand. All costs and fees (including reasonable fees and disbursements of legal counsel) incurred by the holder as the result of any default by anyone liable hereunder or as the result of any collection effort by the holder shall also be due and owing to the holder. Failure to exercise any right shall not be deemed a waiver of the right to exercise the same at any subsequent date, or event.

IN WITNESS WHEREOF, the Payor has duly executed this Note as of the date first written above.

PAYOR:

Dongguan Chditn Printing Co., Ltd.

____________________________________
Liu Ruisheng, President

Décor Products International, Inc.

____________________________________
Liu Ruisheng, President

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